Mid-Con Energy Partners, LP Announces First Quarter 2015 Operating and Financial Results

DALLAS, May 4, 2015 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the first quarter ended March 31, 2015.  “Production is the single most impactful element of Mid-Con’s Energy’s operating performance, and I am pleased to report volumes in the first quarter of 2015 exceeded expectations,” commented Jeff Olmstead, Mid-Con Energy’s Chief Executive Officer.  “I commend the hard work of our operations team, especially in challenging winter weather, and look forward to continued success in the future.”

FIRST QUARTER 2015 HIGHLIGHTS

•	Production averaged 4,578 Boe/d, an increase of 14.1% sequentially and 74.6% year-over-year.

•	Prices, inclusive of cash settlements and net premiums (paid)/received on matured derivatives, averaged $53.51/Boe, down 32.5% sequentially and 39.5% year-over-year.

•	LOE averaged $21.64/Boe, in-line with the previous quarter and up 8.9% year-over-year.

•	Adjusted EBITDA, a non-GAAP measure, was $7.3 million, down 58.8% sequentially and 42.4% year-over-year.

•	Distributable Cash Flow, a non-GAAP measure, was $3.2 million, down 76.3% sequentially and 68.3% year-over-year.

•
Declared a cash distribution for the quarter ended March 31, 2015, of $0.125 per unit, or $0.50 per unit annualized. The distribution will be paid May 14, 2015, to unitholders of record at the close of business on May 7, 2015.

•
Distribution Coverage, a non-GAAP measure, was 0.85x. For perspective, absent restructuring Mid-Con Energy's hedges in the first quarter 2015, distribution coverage for the quarter would have exceeded 3.0x.

The following table reflects selected operating and financial results for the first quarter of 2015, compared to the fourth quarter of 2014 and first quarter of 2014. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2015	2014	2014
Average net daily production (Boe/d)(1)	4,578	4,011	2,622
Oil & natural gas sales plus net cash settlements and premiums (paid)/received for matured derivatives(2)	$22,047	$29,240	$20,886
Net Income (loss)	$(4,112)	$82	$1,561
Adjusted EBITDA(3)	$7,331	$17,793	$12,722
Distributable Cash Flow(3)	$3,198	$13,483	$10,099
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Not including settlements received for early termination and modification of derivatives.
(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

FIRST QUARTER 2015 RESULTS
Production - Production for the first quarter of 2015 was 412 Mboe, or 4,578 Boe/d. On a daily basis, this represents a 14.1% increase from the fourth quarter of 2014 and a 74.6% increase year-over-year. The increase in sequential and year-over-year volumes was primarily due to acquisitions completed in 2014 and production growth in Northeastern Oklahoma and the Permian core areas.

Price Realizations - Oil and natural gas sales were $17.6 million in the first quarter of 2015 or $42.65/Boe of production. This represents a 36.0% decrease from the fourth quarter of 2014 and a 53.8% decrease year-over-year. Cash settlements for matured derivatives inclusive of net premiums (paid)/received were $4.5 million in the first quarter of 2015 or $10.86/Boe. Cash settlements for matured derivatives for the fourth quarter of 2014 and the first quarter of 2014 were $12.59/Boe and $(3.90)/Boe, respectively. Realized revenues including cash settlements and net premiums (paid)/received on matured derivatives per Boe of production were $53.51/Boe, down 32.5% sequentially and 39.5% year-over-year.

Operating Revenues - Operating revenues, which include the effect of cash settlements and net premiums (paid)/received on matured derivatives, were $22.0 million, or $53.51/Boe in the first quarter of 2015. Total operating revenues were a 24.6% decrease from the previous quarter and a 5.6% increase from the first quarter of 2014. The negative sequential variance was attributable to 14.1% higher daily production offset by 32.5% lower prices. On a year-over-year basis, the positive variance was the result of 39.5% lower prices offset by 74.6% higher daily production.

Lease Operating Expenses (“LOE”) - LOE were $8.9 million, or $21.64/Boe, in the first quarter of 2015, in-line with the fourth quarter of 2014 and an 8.9% increase from the first quarter of 2014, on a per Boe basis. The increase in total LOE sequentially and year-over-year was primarily attributable to the acquisitions of additional oil properties in 2014 and the additional number of producing wells resulting from our drilling and recompletion programs. The increase in average costs per Boe on a year-over-year basis reflects higher costs of operations in production in our Hugoton and Southern Oklahoma core areas.

Production Taxes - Production taxes in the first quarter of 2015 were $1.1 million, or $2.69/Boe, reflecting an effective tax rate of 6.3%. Production taxes for the fourth quarter of 2014 were $1.6 million, or $4.42/Boe, for an effective tax rate of 6.6%. Production taxes for the first quarter of 2014 were $1.4 million, or $5.75/Boe, reflecting an effective tax rate of 6.2%. The sequentially lower tax rate was primarily attributable to the 2014 acquisitions of properties in Texas that have a lower production tax rate as compared to our legacy properties in Oklahoma. The higher year-over-year tax rate was mainly due to the expiration of a reduced production tax on a portion of our production that qualified for the Oklahoma Enhanced Recovery Project Gross Production Tax Exemption.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property’s estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. There was no impairment charge for the three months ended March 31, 2015 or March 31, 2014. For the quarter ended December 31, 2014, we recorded approximately a $29.9 million non-cash impairment charge primarily for the Hugoton core area and also in the Southern Oklahoma core area due to reduced recoverable reserve estimates based on current forward oil pricing.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) - DD&A for the first quarter of 2015 were $7.8 million, or $19.04/Boe. On a per Boe basis, first quarter 2015 results reflect an 11.9% decrease over the previous quarter and a 22.7% increase over the first quarter of 2014. The decrease sequentially reflects lower book value of the assets in our portfolio. The increase from the previous year in total DD&A was primarily due to the increase in the total asset value of our oil and natural gas properties due to the acquisitions of additional oil properties in 2014.

General and Administrative Expenses (“G&A”) - G&A during the first quarter of 2015 were $3.6 million, or $8.84/Boe, and included $1.9 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. G&A for the fourth quarter of 2014 were $2.4 million, or $6.38/Boe, and included $0.5 million in non-cash equity based compensation. G&A for the first quarter of 2014 were $7.6 million, or $32.33/Boe, and included $5.5 million in non-cash equity-based compensation. The increase in quarter-over-quarter G&A was attributable to non-cash equity-based compensation awarded to employees in January 2015 related to the Partnership's long-term incentive program. The overall decrease in G&A year-over-year was attributed to lower compensation costs related to our non-cash equity-based compensation plan resulting principally from the lower price of our common units awarded as part of our long-term incentive program.

Net Interest Expense - Net interest expense for the first quarter of 2015 was $1.7 million, or $4.18/Boe, a 5.9% decrease from the fourth quarter of 2014 and a 22.6% increase from the first quarter of 2014, on a Boe basis. The increase in net interest expense quarter-over-quarter and year-over-year was due to higher borrowings outstanding from our revolving credit facility. The average effective interest rate was approximately 2.69% in the first quarter of 2015 compared to 2.91% in the fourth quarter of 2014 and 2.70% in the first quarter of 2014.
Net Income - For the first quarter of 2015, Mid-Con Energy reported a net loss of $4.1 million. Net loss as reported represents $0.14 per limited partner unit (diluted), based on an average of 29.5 million fully diluted ("FD") limited partner units outstanding during the first quarter of 2015. Net income for the fourth quarter of 2014 was $0.1 million, or $0.00 per limited partner unit (diluted), based on an average of 26.4 million FD limited partner units outstanding during the period. For the first quarter of 2014, net income was $1.6 million, or $0.08 per limited partner unit (diluted), based on an average of 20.0 million FD limited partner units outstanding during the period. The change, both sequentially and year-over-year, was primarily attributable to lower oil prices and higher lease operating expenses for the three months ended March 31, 2015.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the first quarter of 2015 was $7.3 million, or $17.79/Boe, 63.1% below the previous quarter's Adjusted EBITDA of $48.22/Boe and 67.0% below the first quarter of 2014's Adjusted EBITDA of $53.91/Boe. Lower oil and gas prices negatively impacted Adjusted EBITDA for the first quarter of 2015.

Distributable Cash Flow (“DCF”) - DCF, a non-GAAP measure, for the first quarter of 2015 was $3.2 million after subtracting $1.4 million in cash interest expense and $2.7 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the fourth quarter of 2014 and the first quarter of 2014, DCF was down 76.3% and 68.3%, respectively.

DCF Coverage - DCF coverage, a non-GAAP measure, for the first quarter of 2015 was 0.85x, based on 29.7 million limited partner units and 360,000 general partner units outstanding as of May 4, 2015. DCF coverage for the fourth quarter of 2014 was 3.59x while DCF coverage for the first quarter of 2014 was 0.92x. For perspective, absent the effect of restructuring Mid-Con Energy's hedges in the first quarter 2015, distribution coverage for the quarter would have exceeded 3.0x.

FIRST QUARTER 2015 CASH DISTRIBUTION
On April 20, 2015, the Board of Directors of Mid-Con Energy’s general partner approved a quarterly cash distribution of $0.125 per unit, or $0.50 per unit on an annualized basis, for the quarter ended March 31, 2015. The distribution will be paid May 14, 2015, to unitholders of record at the close of business on May 7, 2015.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce exposure to commodity market volatility. The objective of the Partnership's hedging program is to secure distributable cash flows and to be better positioned to increase quarterly distributions over time while also retaining some ability to participate in upward movements in commodity prices.

On January 22 and 23, 2015, a portion of the Partnership's hedges were restructured, with the resulting portfolio securing approximately 74% of oil production at the midpoint of 2015 guidance at an average price of approximately $76 per barrel and extending coverage through the third quarter of 2016.

On February 12, 2015, the Partnership's credit agreement was amended, modifying the calculation of Consolidated EBITDAX within the agreement's leverage covenant to reflect net cash flows attributable to restructured hedges during the first quarter of 2015 through the third quarter of 2016.

As of May 4, 2015, the following table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	2Q15	3Q15	4Q15	1Q16	2Q16	3Q16	4Q16
WTI Swap Volume - Conventional (Bbl/d)	1,154	1,957	2,935	1,648	1,319	1,467	—
Price ($/Bbl)	$93.50	$91.22	$90.24	$90.02	$90.03	$90.00	na

WTI Swap Volume - Synthetic(1) (Bbl/d)	1,813	978	—	1,319	1,648	1,467	—
Price ($/Bbl)	$50.00	$50.00	na	$50.00	$50.00	$50.00	na

WTI Swap Volume - Total (Bbl/d)	2,967	2,935	2,935	2,967	2,967	2,935	—
Price ($/Bbl)	$66.92	$77.48	$90.24	$72.23	$67.79	$70.00	na
% Hedged(2)	73%	73%	73%	73%	73%	73%	—%
(1) Comprised of long deferred premium put options and short call options in equal volumes.
(2) Based on the mid-point of 2015 guidance at a 95% oil composition.

LIQUIDITY AND BORROWING BASE SUMMARY
As of March 31, 2015, Mid-Con Energy's total liquidity was comprised of approximately $0.3 million of available cash, and $37.0 million of available borrowings under the Partnership's $240.0 million borrowing base from its revolving credit facility.

On April 2, 2015, the Partnership announced a redetermination of its borrowing base to $220.0 million, a reduction of $20.0 million, or approximately 8% from previously established commitments. As of April 2, 2015, Mid-Con Energy's $250.0 million revolving credit facility had a remaining borrowing capacity of $17.0 million, with $203.0 million debt outstanding.

The Partnership's next regularly scheduled bi-annual redetermination will occur on or about October 31, 2015.

FIRST QUARTER 2015 CONFERENCE CALL
As announced on April 20, 2015, Mid-Con Energy’s management will host a conference call on Tuesday, May 5, 2015 at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 28327064) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through May 12, 2015, by dialing 1-855-859-2056 (Conference ID: 28327064). Additionally, a webcast archive will be available at www.midconenergypartners.com.

UPCOMING CONFERENCES
Mid-Con Energy's management team is scheduled to participate in the following conferences:

•	NAPTP 2015 MLP Investor Conference - Friday, May 22, 2015, 8:30 a.m ET in Orlando, FL.

•	Oppenheimer Energy 1-on-1 Conference - June 9, 2015 in New York, NY.
Updated presentation slides will be made available no later than the morning of each event by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

QUARTERLY REPORT ON FORM 10-Q
Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s March 31, 2015 Quarterly Report on Form 10-Q, which will be filed on or about May 5, 2015.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery (“EOR”). Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” "intend," "expect," "plan," “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$300	$3,232
Accounts receivable:
Oil and natural gas sales	6,148	8,051
Other	496	4,070
Derivative financial instruments	22,944	26,202
Prepaids and other	570	652
Total current assets	30,458	42,207
PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts method:
Proved properties	506,147	501,191
Accumulated depletion, depreciation, amortization and impairment	(101,742)	(93,896)
Total property and equipment, net	404,405	407,295
DERIVATIVE FINANCIAL INSTRUMENTS	5,081	842
OTHER ASSETS	4,005	4,284
Total assets	$443,949	$454,628
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$3,151	$3,630
Related parties	1,089	3,989
Accrued liabilities	173	397
Total current liabilities	4,413	8,016
DERIVATIVE FINANCIAL INSTRUMENTS	818	—
OTHER LONG-TERM LIABILITIES	107	107
LONG-TERM DEBT	203,000	205,000
ASSET RETIREMENT OBLIGATIONS	7,476	7,363
COMMITMENTS AND CONTINGENCIES
EQUITY
Partnership equity:
General partner interest	1,233	1,328
Limited partners- 29,655,804 and 29,166,112 units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	226,902	232,814
Total equity	228,135	234,142
Total liabilities and equity	$443,949	$454,628

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Oil sales	$17,294	$21,638
Natural gas sales	277	169
Gain (loss) on derivatives, net	1,644	(2,048)
Total revenues	19,215	19,759
Operating costs and expenses:
Lease operating expenses	8,915	4,691
Oil and natural gas production taxes	1,109	1,356
Depreciation, depletion and amortization	7,846	3,663
Accretion of discount on asset retirement obligations	92	52
General and administrative	3,641	7,631
Total operating costs and expenses	21,603	17,393
Income (loss) from operations	(2,388)	2,366
Other income (expense):
Interest income and other	3	2
Interest expense	(1,727)	(807)
Total other expense	(1,724)	(805)
Net income (loss)	$(4,112)	$1,561
Computation of net income (loss) per limited partner unit:
General partners’ interest in net income (loss)	$(50)	$28
Limited partners’ interest in net income (loss)	$(4,062)	$1,533

Net income (loss) per limited partner unit:
Basic	$(0.14)	$0.08
Diluted	$(0.14)	$0.08

Weighted average limited partner units outstanding:
Limited partner units (basic)	29,487	19,997
Limited partner units (diluted)	29,487	20,026

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net income (loss)	$(4,112)	$1,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	7,846	3,663
Debt issuance costs amortization	279	43
Accretion of discount on asset retirement obligations	92	52
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	(1,644)	2,048
Cash settlements received (paid) for matured derivatives, net	4,760	(921)
Cash settlements received from early termination and modification of derivatives, net	11,069	—
Cash premiums paid for derivatives, net	(14,348)	—
Non-cash equity-based compensation	1,944	5,514
Changes in operating assets and liabilities:
Accounts receivable	1,903	(1,086)
Other receivables	3,574	104
Prepaids and other	82	(314)
Accounts payable and accrued liabilities	(3,162)	1,186
Net cash provided by operating activities	8,283	11,850
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(5,376)	(6,393)
Acquisitions of oil and natural gas properties	—	(7,246)
Net cash used in investing activities	(5,376)	(13,639)
Cash Flows from Financing Activities:
Proceeds from line of credit	11,000	27,000
Payments on line of credit	(13,000)	(16,000)
Offering costs	(87)	—
Distributions paid	(3,752)	(10,262)
Net cash (used in) provided by financing activities	(5,839)	738
Net decrease in cash and cash equivalents	(2,932)	(1,051)
Beginning cash and cash equivalents	3,232	1,434
Ending cash and cash equivalents	$300	$383

Supplemental Cash Flow Information:
Cash paid for interest	$1,442	$866
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$836	$1,508
Common units issued - acquisition of oil properties	$—	$34,001

NON-GAAP FINANCIAL MEASURES
This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Loss (gain) on derivatives, net;

•	Cash settlements received for matured derivatives, net;

•	Cash settlements received for early terminations and modifications of derivatives, net;
Cash premiums paid for matured derivatives, net;

•	Cash premiums paid for unsettled derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Non-cash equity-based compensation;

•	Dry hole costs and abandonments of unproved properties; and

•	Loss (gain) on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, unaudited)	2015	2014	2014
Net income (loss)	$(4,112)	$82	$1,561
Interest expense, net	1,724	1,638	805
Depreciation, depletion and amortization	7,846	7,977	3,663
Accretion of discount on asset retirement obligations	92	75	52
Loss (gain) on derivatives, net	(1,644)	(27,020)	2,048
Cash settlements received for matured derivatives, net	4,760	4,644	(921)
Cash settlements received for early terminations and modifications of derivatives, net	11,069	—	—
Cash premiums paid for matured derivatives, net	(284)	—	—
Cash premiums paid for unsettled derivatives, net	(14,064)	—	—
Impairment of proved oil and natural gas properties	—	29,903	—
Non-cash equity based compensation	1,944	494	5,514
Adjusted EBITDA	$7,331	$17,793	$12,722
Less:
Cash interest expense	$1,442	$1,444	$866
Estimated maintenance capital expenditures	2,691	2,866	1,757
Distributable Cash Flow	$3,198	$13,483	$10,099

Distributions Attributable to Each Period	$3,752	$3,752	$11,032
Distribution Coverage Ratio	0.85x	3.59x	0.92x

INVESTOR RELATIONS CONTACT
Krista McKinney
(972) 479-5980
kmckinney@midcon-energy.com